FOR IMMEDIATE RELEASE		November 5, 2021
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS 2021 THIRD-QUARTER RESULTS,
SHARES LONG-TERM FINANCIAL OUTLOOK

•Lower quarterly revenue driven by the effects of milder weather

•Strong operational performance, increased sales and customer growth help offset weather impacts

•Company to pursue legal challenges following recent rate case decision

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated net income attributable to common shareholders for the 2021 third quarter of $339.8 million, or $3.00 per diluted share. This result compares with net income of $346.4 million, or $3.07 per share, for the same period a year ago.

The lower third-quarter 2021 results were largely impacted by weather that was less intense than the same period a year ago, when a historic heatwave and record temperatures helped push revenues upward. Other factors affecting the recent quarter include higher depreciation expense, partially offset by higher customer usage, 2.3% customer growth, increased transmission revenue, higher pension and other post-retirement non-service credits, and lower operations and maintenance expense.

“Our most important accomplishment – especially during the hot Arizona summer months – is maintaining the high quality of service and reliability our customers count on and expect of us,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “Our diverse generation fleet – including critical baseload generating stations like Palo Verde and Four Corners – performed well, ensuring we met increased customer demand, while helping avoid reliability challenges faced in other states. At the same time, disciplined cost management remained a central theme for our employees.”

Guldner said the 2021 summer season presented several operational challenges, including more than 1,400 statewide wildfires that burned about 300,000 acres across Arizona Public Service Co.’s (APS) service territory; an active monsoon season that necessitated the replacement of 273 poles damaged by storms; and intense triple-digit heat that routinely characterizes Arizona summers.

According to the National Weather Service, Phoenix experienced 22 days of 110-plus degree temperatures (compared to 53 last year) with the hottest day this summer hitting 118 degrees on June 17. That day was the high mark of a record string of six consecutive days of 115-plus degree temperatures (June 15-20). Even with the fast start to summer, this year’s third-quarter cooled off, and temperatures were milder than the same period a year ago, when an extraordinary run of excessive heat contributed to Arizona’s hottest summer on record. Residential cooling degree-days (a utility’s measure of the effects of weather) in the 2021 third quarter decreased 27.5% compared to the same timeframe a year ago and were 10.6% lower than historical 10-year averages. Additionally, the Phoenix metropolitan’s summer monsoon proved to be the third wettest over the last 41 years, helping lower overall temperatures.

“The past quarter saw the APS Promise of a renewed commitment to our customers in action, both in the field and behind the scenes,” Guldner added. “By focusing on operational excellence and keeping customers’ experience front of mind, our employees continued to deliver value to our customers and shareholders – all while serving one of the fastest-growing service territories in the U.S. and still dealing with the ongoing pandemic.”

Rate Case Outcome and Next Steps
Earlier this week, the Arizona Corporation Commission (ACC) voted on the APS 2019 rate case following multiple days of contentious deliberation. The distinctly unfavorable decision contains numerous elements that are problematic, including:

–A total bill decrease of $4.8 million, including the effect of adjustors, but excluding temporary Coal Community Transition impacts;
–Disallowance of a portion of the Four Corners Power Plant emission control assets of $216 million in a wrongful application of the state’s well-established standard of prudence; and
–A cut in the company’s return on equity from 10 percent to 8.7 percent – the lowest for any mid- to large-sized vertically integrated, investor-owned utility in the U.S. with 2020-2021 rate case results.

"Our most important responsibility is to our customers, who depend on APS for the energy infrastructure that will power Arizona’s prosperity far into the future. The ACC’s decision ignores that crucial responsibility,” Guldner emphasized. “While customers will see some benefits from this decision – including greater bill assistance for those in need – the Commission failed to recognize that we are among the fastest-growing states in the nation and need to attract capital to fund the growth and economic development that our state is experiencing. Their overall decision ultimately will raise costs for customers and makes it more difficult for APS to support growth in Arizona.”

Guldner reiterated that the ACC’s decision leaves the company with no choice but to pursue legal challenges.

Financial Outlook
Following the recent conclusion of APS’s rate case, the company expects its 2021 full-year ongoing consolidated earnings will be within a range of $5.25 to $5.35 per diluted share on a weather-normalized basis. Looking ahead to 2022, the Company estimates its ongoing consolidated earnings will be within a range of $3.80 to $4.00 per diluted share.

Key factors and assumptions underlying both the 2021 and 2022 outlook can be found in the third-quarter 2021 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the Company’s financial results and recent developments, and to provide an update on the company’s long-term financial outlook, at noon ET (9 a.m. Arizona time) today, Nov. 5. The webcast can be accessed at pinnaclewest.com/presentations and will be available for replay on the website for 30 days. To access the live conference call by telephone, dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 360712. A replay of the call also will be available at pinnaclewest.com/presentations or by telephone until 11:59 p.m. ET, Friday, Nov. 12, 2021, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering passcode 37822.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $22 billion, about 6,300 megawatts of generating capacity and more than 6,000 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Earnings per share amounts in this news release are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. Several factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the potential effects of the continued COVID-19 pandemic, including, but not limited to, demand for energy, economic growth, our employees and contractors, supply chain, expenses, capital markets, capital projects, operations and maintenance activities, uncollectable accounts, liquidity, cash flows or other unpredictable events;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments and proceedings;
•new legislation, ballot initiatives and regulation, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;
•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona, including in real estate markets;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events, or similar occurrences;
•the development of new technologies which may affect electric sales or delivery;
•the cost of debt and equity capital and the ability to access capital markets when required;
•environmental, economic and other concerns surrounding coal-fired generation, including regulation of greenhouse gas emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;

•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in Part II, Item 1A in of the Pinnacle West/APS Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2021	2020	2021	2020

Operating Revenues	$ 1,308,254	$ 1,254,501	$ 3,004,978	$ 2,846,021

Operating Expenses
Fuel and purchased power	427,452	353,171	895,514	780,074
Operations and maintenance	232,386	236,971	692,131	677,681
Depreciation and amortization	163,523	152,696	480,093	459,257
Taxes other than income taxes	57,608	54,978	176,586	168,514
Other expenses - net	(2,088)	1,677	5,361	3,191
Total	878,881	799,493	2,249,685	2,088,717

Operating Income	429,373	455,008	755,293	757,304

Other Income (Deductions)
Allowance for equity funds used during construction	11,352	8,144	30,549	24,652
Pension and other postretirement non-service credits - net	28,135	14,118	84,101	42,171
Other income	12,083	13,881	36,719	42,888
Other expense	(6,182)	(5,838)	(15,219)	(14,426)
Total	45,388	30,305	136,150	95,285

Interest Expense
Interest charges	64,067	61,497	188,782	183,421
Allowance for borrowed funds used during construction	(5,273)	(4,663)	(15,466)	(13,488)
Total	58,794	56,834	173,316	169,933

Income Before Income Taxes	415,967	428,479	718,127	682,656

Income Taxes	71,863	77,234	114,073	98,086

Net Income	344,104	351,245	604,054	584,570

Less: Net income attributable to noncontrolling interests	4,306	4,873	12,918	14,620

Net Income Attributable To Common Shareholders	$ 339,798	$ 346,372	$ 591,136	$ 569,950

Weighted-Average Common Shares Outstanding - Basic	112,923	112,679	112,878	112,639

Weighted-Average Common Shares Outstanding - Diluted	113,217	112,987	113,178	112,912

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$ 3.01	$ 3.07	$ 5.24	$ 5.06
Net income attributable to common shareholders - diluted	$ 3.00	$ 3.07	$ 5.22	$ 5.05